Exhibit 4.(b)4

Registration RightsAgreement,
dated March 22, 2007,
by and among
ECI Telecom Ltd.
and
M.A.G.M. Chemistry Holdings Ltd.
and
Clal Electronic Industries Ltd.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") made this of March 2007, by and among ECI Telecom Ltd., an Israeli company listed on the NASDAQ Stock Market (the "Company"), and the shareholders set forth in Schedule I hereto (collectively, the Shareholders”).

WITNESSETH:

WHEREAS, the Shareholders are “controlling shareholders” of the Company as defined in Section 268 of the Israeli Companies Law, 5759-1999 (the “Companies Law”);

WHEREAS, each of the Shareholders currently holds registration rights with respect to a portion of the Ordinary Shares held by it pursuant separate registration rights agreements;

WHEREAS, under the Companies Law, the registration by the Company of Ordinary Shares held by any Shareholder, except as contemplated by its existing registration rights, requires the approval of the Company’s shareholders by special majority; and

WHEREAS, in order to enable both the Company and the Shareholders to respond rapidly to opportunities that may arise, the Company desires to grant at this time to the Shareholders, and the Shareholders desire to obtain, the rights set forth below, subject to the approval of the Company’s shareholders.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

1. Definitions. As used herein, the following terms have the following meanings:

“Effective Date” means the date on which this Agreement shall be approved by the Company’s shareholders in accordance with Section 275 of the Companies Law.

“Demanding Holder” means a holder of Ordinary Shares (other than a Holder) whose exercise of a demand registration right is the cause of the relevant registration.

"Holder" means any holder of outstanding Registrable Shares.

"Initiating Holders" means Holders holding at least twenty-five (25%) of the Registrable Shares then outstanding.

“Ordinary Shares” means Ordinary Shares, nominal value NIS 0.12 per share, of the Company.

"Register", "registered" and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act, or the equivalent actions under the laws of another jurisdiction.

"Registrable Shares" means (i) all Ordinary Shares held by any Shareholder on the date hereof and set forth on Schedule I hereto and (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Ordinary Shares described in clause (i) above; excluding in all cases, however, any Registrable Shares (A) transferred to a third party and as to which registration rights under this Agreement are not assigned in accordance with this Agreement or (B) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

2. Incidental Registration.

2.1 If (but without any obligation to do so) the Company at any time proposes to register any of its securities (other than (i) in a demand registration under Section 3 of this Agreement, (ii) a registration relating solely to the sale of securities to participants in a Company benefit plan, (iii) a registration relating to a corporate reorganization or other transaction described under Rule 145 of the Act, or (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares), it shall give notice to the Holders of such intention. Upon the written request of any Holder given within fourteen (14) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request, so as to permit the disposition of the shares so registered.

2.2 In connection with any offering involving an underwriting of shares of the Company’s share capital, the Company shall not be required under this Section 2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company and such other agreements as the underwriter(s) may reasonably request. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first, shares held by shareholders other than (i) the Demanding Holders, if any, and (ii) shareholders with incidental registration rights (on a pro rata basis to their respective holdings); second, to the extent necessary, shares held by shareholders with incidental registration rights (including the Holders) (on a pro rata basis to their respective holdings); third, shares offered by the Company; and lastly, shares registered by the Demanding Holders, if any (on a pro rata basis).

2.3  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 5 hereof.

3. Demand Registration.

3.1 At any time following the Effective Date, the Initiating Holders may request in writing that all or part of the Registrable Shares shall be registered under the Securities Act. Any such demand must request the registration of shares with an anticipated aggregate offering price of at least twenty million United States dollars ($20,000,000). Within ten (10) days after receipt of any such request, the Company shall give written notice of such request to any other Holders, if any, and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fourteen (14) days after the receipt of the Company's notice. As promptly as practicable thereafter, subject to section 7.1 hereof, the Company shall effect the registration of all Registrable Shares as to which it has received requests for registration under the Securities Act in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 3 within a period of ninety (90) days following the effective date of a previous registration.

3.2 If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 3.1 above and the Company shall include such information in the written notice referred to in Section 3.1. In such event the right of any Holder to include its Registrable Shares in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) and such other agreements as such underwriter(s) shall reasonably request. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter. Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Company that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Shares that would otherwise be underwritten pursuant hereto, and there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders (on a pro rata basis to their respective holdings), then, to the extent necessary, shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, Registrable Shares held by the Holders (pro rata to the respective number of Registrable Shares held by the Holders participating in the registration). Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration.

3.3 The Company shall not be required to effect a registration pursuant to this Section 3:

(a) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction; or

(b) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of a Company-initiated registration statement subject to Section 2 above and ending on the date ninety (90) days after the effective date of such registration statement, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(c) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may only defer the filing of a registration statement pursuant to this Section 3.3(c) only once during any twelve-month period.

3.4 Notwithstanding anything to the contrary herein, the Company shall not be required to effect more than four (4) registrations pursuant to this Section 3, including a request that is subsequently withdrawn at the request of the Initiating Holders unless such withdrawal is based upon a material adverse change in the condition of the Company which was not known to the Initiating Holders at the time of their request or based on a material deterioration in prevailing stock market conditions; provided, however, that a registration shall not count as one of the four (4) permitted registrations pursuant to this Section 3 (i) if the Initiating Holders requesting such registration are not able to register and sell at least 50% of the Registrable Shares requested by such Initiating Holders to be included in such registration or (ii) in the case of a registration that would be the last permitted registration requested pursuant to this Section 3, if the Initiating Holders requesting such registration is not able to register all of the Registrable Shares requested to be included by such Initiating Holders in such registration.

4. Designation of Underwriter. If any of the Registrable Shares covered by a registration requested pursuant to Section 3 is to be sold in an underwritten offering, the Initiating Holders shall have the right to select the managing underwriter(s) to administer the offering subject to the approval of the Company, which will not be unreasonably withheld. In the case of any registration of the Company’s shares pursuant to Section 2, the Company shall have the right to designate the managing underwriter(s) in any underwritten offering.

5. Expenses. All expenses incurred in connection with any registration under Section 2 shall be borne by the Company, excluding underwriter’s discounts or commissions attributable to the sale of Registrable Shares and excluding expenses of the selling Holders. All expenses incurred in connection with any registration under Section 3 in which the Company does not register any primary shares shall be borne by the selling Holders (pro rata based on the number of Registrable Shares being registered). With respect to registrations under Section 3 in which the Company registers any primary shares: (i) with respect to the first two demand registrations thereunder, all expenses incurred shall be borne by the Company, excluding underwriter’s discounts or commissions attributable to the sale of Registrable Shares and excluding expenses of the selling Holders; and (ii) with respect to the third and fourth demand registrations thereunder, all expenses incurred by the Company shall be shared by the Company and the selling Holders (pro rata based on the number of shares being registered) and all expenses of the selling Holders shall be borne by the selling Holders (pro rata based on the number of Registrable Shares being registered). Notwithstanding the foregoing, the Company shall be reimbursed by the selling Holders (pro rata based on the number of Registrable Shares being registered) for any fees and expenses incurred by the Company in connection with a registration process that commenced pursuant to Section 3 if the request to effect the registration is subsequently withdrawn at the request of the Holders that requested the registration.

6. Indemnities. In the event of any registered offering of Registrable Shares pursuant to this Agreement:

6.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder, its officers and directors, and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, and reasonable costs and expenses (including any amounts paid in any settlement effected with the Company's consent and including, for the avoidance of doubt, any amounts relating to Ordinary Shares sold that are not Registrable Shares) to which the Holder, its officers or directors, or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 6.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company.

6.2 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, its officers and directors, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, and reasonable costs or expenses (including any amounts paid in any settlement effected with the Holder's consent) to which the Company, its officers or directors, or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was based on information furnished in writing by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 6.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of a majority in interest of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

6.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence or (ii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.4 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

6.5 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

7. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as promptly as reasonably possible:

7.1 prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its reasonable best efforts to cause such registration statement to become effective as soon as practicable thereafter; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Holders of Registrable Shares covered by such Registration Statement and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by such Holders, the exhibits incorporated by reference, and such Holders shall have the opportunity to object to any information pertaining to such Holders that is contained therein and the Company will make the corrections reasonably requested by such Holders with respect to such information prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto;

7.2 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for a period of not less than 180 days or such shorter period as is necessary to complete the distribution of the securities covered by such Registration Statement and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

7.3 furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them;

7.4 use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.4, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

7.5 in the event of any underwritten public offering, enter into an underwriting agreement with the managing underwriter(s) of such offering, in usual and customary form, provided that each Holder participating in such underwriting shall also enter into such an agreement, and take all such other actions as the Holders of a majority of number of shares of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares (including, without limitation, making members of senior management of the Company available to participate in, and cause them to cooperate with the underwriters in connection with, "road-show" and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Shares) and cause to be delivered to the underwriters and the sellers, if any, opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may request and addressed to the underwriters and the sellers;

7.6 notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, upon which notice and until the prospectus is amended or supplemented, the Holder shall not be entitled to offer or sell any shares pursuant to such prospectus;

7.7 make available, for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and other information of the Company reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

7.8 cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by the Company are then listed;

7.9 provide a transfer agent and registrar for all such Registrable Shares and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

7.10 if requested, cause to be delivered, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Shares sold pursuant thereto), letters from the Company's independent certified public accountants addressed to each selling Holder (unless such selling Holder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be; and

7.11 promptly notify each seller of Registrable Shares and the underwriter or underwriters, if any:

(a) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement or post-effective amendment to the registration statement has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective;

(b) of any comments of the SEC or of any written request by the SEC for amendments or supplements to the registration statement or prospectus;

(c) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the registration statement; and

(d) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

8. Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Shares of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Shares held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Shares.

9. Assignment of Registration Rights. Any Holder may assign its rights to cause the Company to register Registrable Shares pursuant to this Agreement only to (a) a transferee (or group of affiliated transferees) that, after such assignment or transfer, holds at least 3,000,000 Registrable Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), or (b) any party who acquires ownership or control of such Holder through a merger, consolidation, sale of all or substantial assets or similar business combination; provided that (i) no such rights may be assigned until the Company is given written notice by the transferor at the time of such assignment stating the name and address of such transferee, and the securities with respect to which such registration rights are being assigned, and that any such transferee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation, the provisions of this Section 9 and (ii) the transferee shall, as promptly as practicable and within 14 days after such transfer, furnish the Company with the transferee's written agreement to be bound by this Agreement.

10. Existing Registration Rights. Any and all registration rights currently held by any Shareholder with respect to any Ordinary Shares are hereby canceled.

11. Lock-Up.

11.1 In the event of an underwritten public offering by the Company of any securities of the Company, and upon the request of the managing underwriter of such offering from security holders of the Company who hold securities of the Company in the amount that is equal or exceed the threshold set by such managing underwriter, and who include a Holder (or group of affiliated Holders), such Holder hereby agrees that it will not sell any of the Registrable Shares for a period commencing on the date requested by such managing underwriter and ending 90 days after the effective date of the offering and undertakes to (and cause any transferee to) execute a “lock-up” agreement in the form provided by such underwriter.

11.2 In order to enforce the foregoing covenant, the Company may impose stopȭtransfer instructions with respect to the Registrable Shares of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of the applicable period. For the avoidance of doubt, the underwriters, if any, in connection with a registration hereunder, are intended third party beneficiaries of this Section 11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

12. Public Information. The Company undertakes to comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Holder, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

13. Effectiveness and Termination of Registration Rights. This Agreement shall become effective on the Effective Date. Notwithstanding anything to the contrary in this Agreement, no Holder shall be entitled to exercise any right provided for in this Agreement (i) before the Effective Date, (ii) after ten (10) years following the date hereof, or (iii) as to any Holder, at any time at which all Registrable Shares held by such Holder (and any person with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

14. Miscellaneous

14.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

14.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

14.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, except as set forth in Section 9 hereof.

14.4 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Holders of at least 2/3 of the Registrable Shares.

14.5 Notices, etc. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to a Shareholder, to the address set forth under its name on Schedule I hereto; and

if to the Company:	ECI Telecom Ltd.
30 Hasivim Street
Petach Tikva 49517, Israel
Fax: 972-3-926-6884
Attention: General Counsel

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 14.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

14.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

14.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

7

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

ECI TELECOM LTD.

By:	/s/ R. Maor
Name: Rafi Maor Title: President & CEO

M.A.G.M. CHEMISTRY HOLDINGS LTD.

By:	/s/ S. Heller
Name: S. Heller Title: Director

By:	/s/ M.Yageel
Name: M. Yageel Title: Director

CLAL ELECTRONICS INDUSTRIES LTD.

By:	/s/ G. Rosen
Name: G. Rosen Title: VP

By:	/s/ G. Bieber
Name: G. Biebewr Title: VP Finance

Schedule I

Shareholders

Name and Address	Number of Shares
M.A.G.M. Chemistry Holdings Ltd. (a wholly owned subsidiary of Koor Industries Ltd.) 3 Azrieli Center, Triangular Tower, 43rd Floor 67023 Tel Aviv, Israel Fax: 03 607 5110 Attention: Shlomo Heller	33,049,433
Clal Electronics Industries Ltd. (a wholly owned subsidiary of Clal Industries & Investments Ltd.) 3 Azrieli Center, Triangular Tower, 45th Floor 67023 Tel Aviv, Israel Fax: 03 607 5131 Attention: General Counsel	15,218,194